Exhibit 99.1

CUI Global, Inc. Reports Unaudited Second Quarter 2016 Financial Results

TUALATIN, Ore., August 8, 2016 -- CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the three and six months ended June 30, 2016.

Second Quarter and Year-to-Date 2016 Financial Performance Summary: (Comparisons to Prior Year Periods)

•	Quarterly revenue increased 1% to $23.1 million versus $22.9 million. Year-to-date revenue increased 11% to $43.8 million from $39.5 million
•	Quarterly gross profit margin was 40%, as compared to 36%, while year-to-date gross profit margin was 39% as compared to 37%
•	Quarterly consolidated net loss of $(1.5) million or $(0.07) per share versus $(504) thousand or $(0.02) per share. Year-to-date consolidated net loss of $(4.1) million or $(0.20) per share, versus $(4.6) million or $(0.22) per share
•	Quarterly adjusted EBITDA was $130 thousand, as compared to $470 thousand. Year-to-date adjusted EBITDA was $(1.2) million as compared to $(2.1) million
•	Cash and cash equivalents were $6.0 million at June 30, 2016
•	Power and Electromechanical (P&EM) segment unaudited backlog was $18.3 million at June 30, 2016
•	Energy segment unaudited backlog was $15.7 million at June 30, 2016

Second Quarter 2016 Highlights:

•	CUI Global Subsidiary Orbital Gas Systems Joins American Biogas Council
•	CUI Global’s Wholly-owned Subsidiary, CUI Inc., Expands Agreement as the Exclusive Hardware Design Partner for Virtual Power Systems (VPS)
•	CUI Global Announces Award of National Grid Contract for Delivery of Gas Quality Analytical Equipment to Strategically Important Natural Gas Import Terminal
•	CUI Global Announces Distribution Agreement between its Wholly Owned Subsidiary, Orbital Gas Systems, and Autochim for French and African Sales of its GasPT® and VE Technology® Solutions
•	CUI Global Announces Award of $3,000,000 United Kingdom Network Innovation Competition Contract for Delivery of Gas Quality and Metering Stations within the Gas Distribution Network
•	CUI Global Announces Successful Delivery & Commissioning of its New GasPTi-LNG Analyzers to the Largest LNG Import Terminal in Europe

“Our strong performance this quarter reflects new contract awards, coupled with continued execution on our multi-year contract with Snam Rete Gas and ongoing disciplined management of operating expenses,” stated William Clough, president and CEO of CUI Global. “Growing industry adoption of our gas systems solutions drove Energy segment revenues up 23% year-over-year. P&EM backlog was stable relative to the prior quarter despite continued weakness in the electronics industry. Subsequent to the close of the quarter, our P&EM segment entered into an expanded partnership with VPS that elevates us as the key hardware supplier enabling VPS’ penetration of the data center space.

“During the quarter, we continued to drive adoption of our gas technology solutions, replicating the model we employed in securing our contract with Snam Rete,” continued Clough. “Utilizing distribution agreements, such as the one we recently signed with Autochim, we are advancing opportunities with gas transmission companies throughout Western Europe. More recently, we joined the American Biogas Council to facilitate our penetration of the North American marketplace.”

Concluded Mr. Clough, “Discussions with Snam Rete are scheduled for early September that will give us greater visibility into order-flow for the balance of the year and better clarity on the timing of a second purchase order. As we nurture demand across additional geographies, the growing awareness and interest we are receiving from the marketplace serves to further validate our value proposition and strategy.”

For the quarter ended June 30, 2016, CUI Global produced consolidated total revenues of $23.1 million and year-to-date total revenues of $43.8 million. Total revenues for the second quarter grew 12% sequentially from first quarter revenues of $20.7 million, and 1% year-over-year when compared to $22.9 million in the second quarter of 2015. For the second quarter, the Power and Electromechanical segment contributed revenues of $15.4 million and the Energy segment contributed $7.7 million. For the year-to-date period, the Power and Electromechanical segment contributed revenues of $28.5 million and the Energy segment contributed $15.4 million. The revenue increase during the three and six months ended is primarily the result of continued sales and marketing efforts, sales through the distribution channel customers, and overall improved sales of gas related metering, monitoring and control systems, including GasPT. Revenue in the Power and Electromechanical segment was down $1.1 million in the three months ended June 30, 2016 due to the timing of customer delivery schedules and sell-through activity at distributors.

For the six months ended June 30, 2016, the cost of revenues as a percentage of revenue decreased to 61% from 63% during the prior-year comparative period. This improvement was due to an improved product mix including an increased volume of higher margin GasPT sales in the Energy segment. As a result of the improved product mix in the Energy segment, for the six months ended June 30, 2016, the cost of revenues as a percentage of revenue dropped 10 percentage points from 65% to 54%. This improvement helped to offset lower margins incurred in the Power and Electromechanical segment as the segment’s cost of revenues as a percentage of revenue increased slightly to 64% from 63%.

Sales order backlog at June 30, 2016 was a consolidated $34.0 million. Of this, the Power and Electromechanical segment held a backlog of customer orders of approximately $18.3 million and the Energy segment held a backlog of approximately $15.7 million.

The cost of revenues for the quarter ended June 30, 2016 was $14.0 million versus $14.6 million for the same period in 2015. The decrease when compared to the second quarter of 2015 is primarily the result of an improved product mix in the Energy segment. The cost of revenues as a percentage of revenue for the three months ended June 30, 2016 decreased to 60% from 64% during the prior year comparative period.

For the year-to-date period ended June 30, 2016, cost of revenues was $26.6 million, versus $25.0 million for the comparable period in 2015. The cost of revenues as a percentage of revenue for the year-to-date period ended June 30, 2016 decreased to 61% from 63% during the prior year comparable period. The cost of revenues as a percentage of revenue for the Power and Electromechanical segment for the three month period ended June 30, 2016 was 65% compared to 63% during the prior-year comparative period. The cost of revenues as a percentage of revenue for the Energy segment for the three months ended June 30, 2016 was 52% compared to 66% in the three months ended June 30, 2015. The improved cost percentage in the Energy segment was due to an improved product mix during the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

Gross profit was $9.2 million, or 40%, for the quarter ended June 30, 2016 versus $8.3 million, or 36%, in the same period of 2015, and $17.2 million, or 39% for the year-to-date period versus $14.5 million, or 37%, during the prior year. During the three and six months ended June 30, 2016, the Power and Electromechanical segment generated gross profit margins of 35% and 36%, respectively, while the Energy segment generated gross profit margins of 48% and 46%, respectively.

During the three and six months ended June 30, 2016, SG&A increased $1.1 million and $1.7 million, respectively, compared to the prior-year comparative periods. This increase is largely due to $0.5 million and $0.8 million in severance costs incurred in the Power and Electromechanical segment for the transition of the R&D team to CUI-Canada and for various positions within the Energy segment during the three and six months ended June 30, 2016, respectively, coupled with increased audit and accounting fees of $0.3 million and $0.6 million included in the Other category incurred in the three and six months ended June 30, 2016, respectively. Partially offsetting the increased SG&A for the six-month period was a $0.7 million decrease in non-severance-related SG&A associated with the activities of Orbital Gas Systems, North America, Inc., which opened in January 2015 and had increased start-up related costs in its first three months of operations. The remaining increases in SG&A during the three and six months ended June 30, 2016 are associated with the ongoing activities to reach new customers, promote new product lines including Novum, GasPT, IRIS and VE-Probe, and new product introductions. SG&A increased to 39% of total revenue compared to 35% of total revenue during the three-month period ended June 30, 2015 and for the six-month period ended June 30, 2016, the percent of SG&A remained unchanged at 42% of total revenue compared to the six-month period ended June 30, 2015 due to the offsetting factors described above.

The company reported a net loss of $(1.5) million or $(0.07) per share (EPS) for the quarter ended June 30, 2016 as compared with a net loss of $(504) thousand or $(0.02) per share in the prior year period. For the six months ended June 30, 2016, the Company reported a net loss of $(4.1) million or $(0.20) per share as compared with a net loss of $(4.6) million or $(0.22) per share in the prior year period. The net loss for the three and six months ended June 30, 2016 was primarily the result of selling, general and administrative expenses related to Orbital Gas Systems, North America, Inc. and manufacturing costs at CUI-Canada, Inc., coupled with severance costs as well as increased audit and accounting fees in the other category and the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions. The overall lower results in the three months ended June 30, 2016 compared to same period in 2015 were partially offset by continued positive momentum in the Energy segment.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and six months ended June 30, 2016 were $(502) thousand and $(2.2) million, respectively. EBITDA for the three and six months ended June 30, 2015 was $179 thousand and $(2.9) million, respectively.

As of June 30, 2016, CUI Global held cash and cash equivalents of $6.0 million, a decrease of $(1.2) million since December 31, 2015. Operations, other intangible assets, and equipment, have been funded through cash on hand during the six months ended June 30, 2016.

Conference Call

Management will host a conference call today at 5:30 p.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 45846078. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed via the Investor Relations section of the CUI Global website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until August 22, 2016. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 45846078. An archived copy of the webcast and slide presentation will also be available on the Investor Relations section of the CUI Global website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems’ advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company’s results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company’s operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company’s industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

Media Contact:	Outside IR contact:
CUI Global, Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2016	2015
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,023	$7,267
Trade accounts receivable, net of allowance of $119 and $90, respectively	12,421	14,685
Inventories, net of allowance of $616 and $483, respectively	12,593	12,321
Costs in excess of billings	2,354	1,571
Prepaid expenses and other	1,855	2,313
Total current assets	35,246	38,157
Property and equipment, less accumulated depreciation of $3,514 and $3,126, respectively	11,317	11,950
Goodwill	20,744	21,527
Other intangible assets, less accumulated amortization of $9,283 and $8,999, respectively	17,517	18,746
Investment	—	385
Note Receivable, less current portion	349	—
Deposits and other assets	128	83
Total assets	$85,301	$90,848
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$5,582	$5,806
Mortgage note payable, current portion	87	85
Capital lease obligation, current portion	53	41
Accrued expenses	4,840	5,222
Billings in excess of costs	2,491	2,190
Unearned revenue	4,551	3,711
Total current liabilities	17,604	17,055
Long term mortgage note payable, less current portion	3,394	3,439
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	—	29
Derivative liability	726	580
Deferred tax liabilities, net	4,327	4,533
Other long-term liabilities	308	392
Total liabilities	31,663	31,332
Commitments and contingencies
Stockholders’ Equity:
Common stock, par value $0.001; 325,000,000 shares authorized; 20,887,710 shares issued and outstanding at June 30, 2016 and 20,806,219 shares issued and outstanding at December 31, 2015	21	21
Additional paid-in capital	150,011	149,639
Accumulated deficit	(92,853)	(88,704)
Accumulated other comprehensive income (loss)	(3,541)	(1,440)
Total stockholders’ equity	53,638	59,516
Total liabilities and stockholders’ equity	$85,301	$90,848

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	For the three months ended June 30,	For the six months ended June 30,
2016	2015	2016	2015
Total revenues	$23,140	$22,872	(A)	$43,802	$39,509	(A)

Cost of revenues	13,983	14,599	26,609	25,015

Gross profit	9,157	8,273	17,193	14,494

Operating expenses:
Selling, general and administrative	9,009	7,894	18,247	16,579
Depreciation and amortization	616	609	1,225	1,595
Research and development	527	531	1,032	974
Provision for bad debt	42	54	49	137
Other operating expenses	—	—	—	2

Total operating expenses	10,194	9,088	20,553	19,287

Loss from operations	(1,037)	(815)	(3,360)	(4,793)

Other income (expense)	(195)	293	(271)	189
Interest expense	(121)	(96)	(245)	(209)

Loss before taxes	(1,353)	(618)	(3,876)	(4,813)

Income tax expense (benefit)	128	(114)	273	(233)

Net loss	$(1,481)	$(504)	$(4,149)	$(4,580)

Basic and diluted weighted average common and common equivalent shares outstanding	20,889,052	20,786,081	20,883,800	20,780,074

Basic and diluted (loss) per share	$(0.07)	$(0.02)	$(0.20)	$(0.22)

(A)	Includes revision to previously reported amounts to reduce revenue and cost of revenues by $100 thousand and $316 thousand for the three months and six months ended June 30, 2015.

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the six months ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,149)	$(4,580)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	468	384
Amortization of intangibles	969	1,370
Amortization of investment premiums and discounts	—	15
Stock and options issued and stock to be issued for compensation, royalties and services	841	707
Unrealized loss on derivative liability	146	(47)
Non-cash earnings on equity method investment	—	(24)
Provision for bad debt expense and returns allowances	44	111
Deferred income taxes	(43)	(212)
Impairment of intangible assets	—	2
Inventory reserve	136	7

(Increase) decrease in operating assets:
Trade accounts receivable	1,672	(4,691)
Inventory	(553)	(2,280)
Costs in excess of billings	(985)	(27)
Prepaid expenses and other current assets	583	(1,306)
Deposits and other assets	(39)	21
Increase (decrease) in operating liabilities:
Accounts payable	(293)	1,700
Accrued expenses	(612)	243
Unearned revenue	843	1,571
Billings in excess of costs	517	83
NET CASH USED IN OPERATING ACTIVITIES	(455)	(6,953)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid upon acquisition, including amount refundable from escrow, and net of contingent consideration (Note 10)	—	(4,285)
Purchase of property and equipment	(329)	(2,400)
Investments in other intangible assets	(442)	(132)
Maturities of short term investments held to maturity	—	7,160
Receipts from deferred property grant	—	139
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(771)	482

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(11)	(19)
Payments on notes and loans payable	(43)	(40)
Payments on contingent consideration	(59)	—
NET CASH USED IN FINANCING ACTIVITIES	(113)	(59)

Effect of exchange rate changes on cash	95	(8)
Net decrease in cash and cash equivalents	(1,244)	(6,538)
Cash and cash equivalents at beginning of period	7,267	11,704

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,023	$5,166

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company’s results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company’s operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company’s industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)
	For the Three Months Ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
EBITDA:
Net (loss)	$(1,481)	$(504)	$(4,149)	$(4,580)
Plus: Interest expense	121	96	245	209
Plus: (Benefit) provision for taxes	128	(114)	273	(233)
Plus: Depreciation and amortization	730	701	1,437	1,754
EBITDA	$(502)	$179	$(2,194)	$(2,850)

Adjusted EBITDA:
Plus: Bad debt	$42	$54	49	137
Plus: Unrealized (gain) loss on derivative	38	(106)	146	(47)
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	552	343	841	707
Adjusted EBITDA	$130	$470	$(1,158)	$(2,053)

Adjusted net income (loss):
Net (loss)	$(1,481)	$(504)	$(4,149)	$(4,580)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	337	356	673	1,094
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	552	343	841	707
Adjusted net income (loss)	$(592)	$195	$(2,635)	$(2,779)

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